FOR IMMEDIATE RELEASE

NYFIX Ranked First for NYSE Execution Quality in Annual Celent Study

NEW YORK, April 9, 2007 - NYFIX, Inc. (PINK SHEETS: NYFX) ranked first for NYSE execution quality based on price in an annual study recently published by Celent LLC, a leading independent research and analysis firm for the securities industry. The rankings represent data collected from September 2006 to November 2006 from SEC-mandated execution quality reports submitted by 179 total market participants. Data from more than 3.1 billion orders for almost 1.6 trillion shares is represented in the rankings.

“This report demonstrates that NYFIX is making good on its commitment to optimize the trading operations of its clients,” said Brian Carr, CEO of NYFIX Millennium LLC. “As the industry’s fastest growing pool of non-displayed liquidity, NYFIX Millennium greatly increases our clients’ ability to obtain price improvement, both via conditional orders that rest in Millennium and through pass-through orders that check Millennium for a match on the way to another liquidity source or trading destination.”

Millennium Volume Record Set

Since the beginning of 2007, volumes in NYFIX Millennium have risen consistently and numerous daily volume records have been broken. The most recent record day in NYFIX Millennium occurred on March 22nd when 68,390,752 shares were matched. For 2007 year to date, the average daily matched volume in NYFIX Millennium has exceeded 40 million shares.

The NYSE execution quality rankings are based on the effective-over-quoted spread and speed achieved by market centers for a large variety of different segments, according to information provided by Celent. Orders were categorized into a number of different segments using a variety of criteria, including order type (market or marketable limit), size (small or large), as well as the liquidity segment (15 most active, 100 most active, mid-active and least active). In addition to the top spot in the overall price rankings among NYSE issues, NYFIX ranked number one in terms of the 15 most active NYSE issues.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements include statements about the future activities of new employees and the impact thereof on the Company. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, risks relating to the ability of the Company to market and develop products and services. There can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

Please visit http://www.nyfix.com for more information about NYFIX.

Media Contact:

Matt Zachowski, Intermarket Communications, +1 (212) 888-6115, matt@intermarket.com

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